Exhibit 10.1

Rimage Corporation 7725 Washington Avenue South Minneapolis, MN 55439 USA www.rimage.com ph: 952.944.8144 fax: 952.944.7808

August 17, 2009

Mr. Samir Mittal

[address]

[address]

Dear Samir:

I am pleased to make a contingent offer of employment based on the successful completion of your background screening, as we discussed. The terms of the offer are as follows:

Title:	Senior Vice President and Chief Technology Officer

Reports to:	Sherman Black

Base Salary:	$215,000 on an annualized basis

Bonus Opportunity:	50% of Base Salary, pro rated to start date

Restricted Stock:	5,000 shares vesting on first anniversary of start date

Stock Options:	50,000 non-qualified option shares

Benefits Programs:

As outlined in the attached benefits summary, includes Health Plan, Dental Plan, Paid Time-off (PTO) at the 24 day per year level, 401k with company match of $.50 to every dollar up to 6% of employee’s salary and annual Mayo Clinic executive health physical, per email.

Start Date:	We would like you to start September 14th

I have enclosed a Nondisclosure and Non-competition and Severance/Change of Control Letter Agreement for your review, which you will be required to sign as a condition of employment. Rimage will also require an I-9 form that will need to be completed and turned in on your first day of work along with proof of your employment eligibility. Employment with Rimage Corporation is on an “at-will” basis. This offer does not constitute a contract of employment.

Samir, this is an exciting time at Rimage Corporation, and we believe you will be a strong contributor to and participant in our success. We look forward to your favorable reply and will hold this offer open through August 24, 2009.

Rimage Corporation 7725 Washington Avenue South Minneapolis, MN 55439 USA www.rimage.com ph: 952.944.8144 fax: 952.944.7808

Sincerely,

/s/ Sherman Black

Sherman Black

President and Chief Operating Officer

If you are in agreement with the above and are not a party to a non-compete or other employment agreement that would conflict with your employment at Rimage, please sign below and return one copy to my attention.

/s/ Samir Mittal	08-20-09
Name: Samir Mittal	Date: